Exhibit 21.1

COVIA HOLDINGS CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2019

Name of Subsidiary	Jurisdiction of Organization
Covia Holdings Corporation	Delaware
Covia Specialty Minerals Inc.	Delaware
Covia Financing LLC	Delaware
Covia Canada Ltd.	Ontario, Canada
Covia Finance Company LLC	Delaware
Grupo Materias Primas de Mexico S. de R. L. de C. V.	Mexico
Grupo Materias Primas S. de R. L. de C. V.	Mexico
Materias Primas Monterrey S. de R. L. de C. V.	Mexico
Materias Primas Minerales de Ahuazotepec, S. de R. L. de C. V.	Mexico
Servicios Integrales Lampazos S. de R. L. de C. V.	Mexico
909273 Ontario Inc.	Ontario, Canada
Bison Merger Sub I, LLC	Delaware
FMSA Inc.	Delaware
Fairmount Santrol Inc.	Delaware
Fairmount Minerals Sales de Mexico, S. de R. L. de C. V.	Mexico
Santrol de Mexico, S. de R. L. de C. V.	Mexico
Best Sand Corporation	Ohio
Best Sand of Pennsylvania, Inc.	Ohio
Cheyenne Sand Corp.	Michigan
Construction Aggregates Corporation of Michigan, Inc.	Michigan
Standard Sand Corporation	Michigan
Specialty Sands, Inc.	Michigan
Lake Shore Sand Company (Ontario) Ltd.	Ontario, Canada
Mineral Visions Inc.	Ohio
Technisand, Inc.	Delaware
Covia Europe ApS	Denmark
Wisconsin Industrial Sand Company L.L.C.	Delaware
Wisconsin Specialty Sands, Inc.	Texas
Alpha Resins, LLC	Ohio
Technimat LLC (90%)	Ohio
Santrol (Yixing) Proppant Co. Ltd (70%)	China
Wedron Silica Company	Ohio
Wexford Sand Co.	Michigan
Fairmount Minerals, LLC	Ohio
Black Lab LLC	Ohio
Self-Suspending Proppant LLC	Delaware
Shakopee Sand LLC	Minnesota
FML Resin, LLC	Ohio
FML Sand, LLC	Ohio
West Texas Housing LLC	Delaware
FML Terminal Logistics, LLC	Ohio
Fairmount Logistics LLC	Texas

***	Percentages in parentheses indicate Covia Holdings Corporation’s ownership.